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FOR IMMEDIATE RELEASE

FROM:               THE ACKERLEY GROUP, INC. (206) 624-2888

Analyst Contact:    Dan Evans, Jr., Vice President Public Affairs
                    Denis Curley, Co-President and Chief Financial Officer
                    Leon Berman, The MWW Group (800) 724-7602

Media Contact:      Rosanne Marks, MWW/Savitt (206) 689-8505

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                 THE ACKERLEY GROUP TO SELL AK MEDIA/FLORIDA TO
                       CLEAR CHANNEL COMMUNICATIONS, INC.

     SEATTLE -- OCTOBER 26, 1999 -- The Ackerley Group (NYSE: AK), announced today that the company has signed a letter of intent to sell its Miami/Ft. Lauderdale and West Palm Beach outdoor billboard business to Eller Media, a subsidiary of Clear Channel Communications, Inc. (NYSE: CCU) for $300 million in cash.

     The Company will use the funds from the sale to fuel future acquisitions in the broadcast, outdoor and sports entertainment markets that benefit The Ackerley Group's existing media properties. The transaction is subject to the execution of a formal purchase agreement and to government approval.

     "This sale will allow us to unlock significant value for our shareholders as we continue to grow the company," said Denis Curley, Co-President/Chief Financial Officer for The Ackerley Group. "We will continue to aggressively seek media and entertainment investments and acquisitions consistent with our cluster strategies."

     "The Ackerley Group is comprised of four operating segments, which contain a total of 24 independent media and entertainment operations. The Outdoor Media segment includes outdoor advertising in Seattle/Tacoma, Boston, Miami/Ft. Lauderdale and Portland, Ore. The Television Broadcasting segment owns, operates under management agreements, or has applications pending with the FCC for 13 stations in California, New York, Washington, Oregon and Alaska. The Radio Broadcasting segment owns and operates four radio stations in the Seattle-Tacoma market. The Sports & Entertainment segment includes Full House Sports & Entertainment, the NBA's Seattle SuperSonics and a new WNBA team. For more information, visit The Ackerley Group web site at www.ackerley.com.